                                                                    Exhibit 3.2

                                       FORM OF

                   CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS

                             AND LIMITATIONS OF SERIES B

                      8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                             PAR VALUE $.0001 PER SHARE,

                                          OF

                         OMNILYNX COMMUNICATIONS CORPORATION


       Pursuant to Section 151 of the General Corporation Law of the State of Delaware, and in accordance with Section 103 thereof, _________________, Chairman of the Board of Directors and Chief Executive Officer, and ________________, Secretary, of OmniLynx Communications Corporation, a Delaware corporation (the "CORPORATION"),

       DO HEREBY CERTIFY that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous consent dated __________________, 1999, duly adopted resolutions providing for the issuance of a series of _________ shares of 8% Cumulative Convertible Preferred Stock, par value $.0001 per share, which resolution are and read as follows:

       "RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

                     PROVISIONS OF THE 8% CUMULATIVE CONVERTIBLE
                                   PREFERRED STOCK

       Section 1. DESIGNATION AND AMOUNT. The Shares of such series shall be designated as "Series B 8% Cumulative Convertible Preferred Stock" ("SERIES B PREFERRED STOCK") and the number of shares constituting such series shall be
__________.

       Section 2. DIVIDENDS AND DISTRIBUTIONS. (A) Subject to the provisions for adjustment set forth in Section 2(D), each holder of shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative cash dividends ("PREFERRED DIVIDENDS") payable quarterly in arrears, one-quarter on the first Business Day of ____________, one-quarter on the first

Business Day of ___________, one-quarter on the first Business Day of ____________ and one-quarter on the first Business Day of _________________ of each year (each a "DIVIDEND PAYMENT DATE") commencing on _______________, 1999, to the holder of record at the start of business on such Dividend Payment Date. Preferred Dividends on the Series B Preferred Stock shall be 8% of the Original Issue Price per share per annum from the date of original issue. Preferred Dividends shall begin to accrue on outstanding shares of Series B Preferred Stock and to accumulate from the date of issuance of such shares of Series B Preferred Stock whether or not earned or declared. Preferred Dividends shall accrue an a daily basis whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. No interest shall accrue on accumulated but unpaid Preferred Dividends. At the Corporation's option, any Preferred Dividend may be paid, all or in part, in shares of Series B Preferred Stock. The number of shares of Series B Preferred Stock issuable to a holder thereof with respect to any Preferred Dividend to be paid by the Corporation shall equal (i) the per share cash amount of such Preferred Dividend to be paid to such holder, less any amount thereof to be paid in cash to such holder, multiplied by the number of shares of Series B Preferred Stock held by such holder, divided by (ii) the Original Issue Price.

       (B) As long as any shares of Series B Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on, and no payment shall be made on account of the purchase, redemption or the retirement of, any other series of stock ranking on a parity with the Series B Preferred Stock as to dividends and as to distributions in the event of a liquidation, distribution or winding up of the corporation, unless there shall also be or have been declared and paid or set apart for payment on the Series B Preferred Stock, dividends for all dividend payment periods of the Series B Preferred Stock ending on or before the dividend payment date, or other payment date resulting from the repurchase, redemption or retirement of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series B Preferred Stock and accumulated and unpaid on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date. In the event that full cumulative dividends on the Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock until full cumulative dividends on the Series B Preferred Stock shall have been paid or declared and set apart for payment; provided however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock.

       (C) The Corporation shall not permit any Subsidiary to purchase, redeem, retire or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 2(B) hereof, purchase, redeem, retire or otherwise acquire such shares of capital stock at such time and in such manner.

       (D) In addition to Preferred Dividends, each holder of Series B Stock shall be entitled to receive, out of funds legally available therefor, any dividend that is paid to holders of the Corporation's common stock, par value $.0001 per share ("COMMON STOCK"), on the basis and at the same time as such dividend is paid to holders of Common Stock; provided, however, that each holder of Series B Preferred Stock shall be entitled to receive such dividend in an amount for each share of Series B Preferred Stock held by such holder equal to
(i) the amount of such dividend payable on one share of Common Stock, multiplied by (ii) the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible on the day of declaration of such dividend.

       Section 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of Series B Preferred Stock shall have the following voting rights;

       (A) Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, including, without limitation, the election of directors. If the holders of the Common Stock shall be entitled to cumulate their votes at any election of directors, or upon any other matter, the holders of the Series B Preferred Stock shall also be entitled to cumulative voting at such election of directors or upon such other matter. If cumulative voting shall ever be denied to the holders of the Common Stock, the holders of the Series B Preferred Stock shall similarly cease to be entitled to cumulative voting, without any further action or consent by the holders of Series B Preferred Stock.

       (B) When voting together with the holders Common Stock, each holder of Series B Preferred Stock shall, for each share of Series B Preferred Stock held by such holder, be entitled to a number of votes equal to the number of shares of Common Stock into which one share Series B Preferred Stock is convertible on the day such vote is held.

       (C) So long as the Series B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of 75% of the outstanding Series B Preferred Stock voting separately as a class,
(i) amend, alter or repeal any provision of the Certificate of Incorporation or the By-Laws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock, or (ii) authorize or issue, or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, senior to the Series B Preferred Stock.

       (D) Except as otherwise required by law or the Certificate of Incorporation, the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of Common Stock of the Corporation as set forth herein) for taking any corporate action.

       Section 4. LIQUIDATION, DISSOLUTION OR WINDING UP. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation and which are available for payment to stockholders, and before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, liquidating distributions in the amount of the Original Issue Price per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution. After receipt of such liquidating distributions, holders of Series B Preferred Stock shall be entitled to receive liquidating distributions on the same basis and at the same time as holders of Common Stock; provided that for purposes of such liquidating distributions, each holder of Series B Preferred Stock shall be entitled to receive such liquidating distributions in an amount for each share of Series B Preferred Stock held by such holder equal to (i) the amount of such liquidating distributions payable on one share of Common Stock, multiplied by
(ii) the number of shares of Common Stock into which one share of Series B Preferred Stock is convertible on the day immediately preceding the effective date of such liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

       (B) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Section 4, but the holders of Series B Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by Section 7 hereof.

       (C) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of Series B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to each holder of Series B Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Series B Preferred Stock.

       Section 5. CONVERSION INTO COMMON STOCK. (A) Each holder of shares of Series B Preferred Stock shall be entitled, at any time prior to the close of business on any redemption date pursuant to Section 6 hereof to cause any or all of such shares to be converted into
(x) such number of shares of Common Stock for each share of Series B
Preferred Stock being converted equal to the Conversion Ratio, plus (y) out of funds legally available therefor, an amount equal to all accrued and unpaid dividends on the Series B Preferred Stock to and including the effective date of conversion.

       (B) Each holder of shares of Series B Preferred Stock desiring to convert any or all of such shares into shares of Common Stock pursuant to
Section 5(A) shall surrender the certificate or certificates representing the shares of Series B Preferred Stock being converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto), or if such certificates have been lost, stolen or destroyed, provide written notice thereof to the Corporation or the transfer agent for the Series B Preferred Stock and execute an agreement satisfactory to the Corporation indemnifying the Corporation from any loss incurred by it with respect to such certificates, at the principal executive office of the Corporation or the offices of the transfer agent for the Series B Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series B Preferred Stock by the Corporation or the transfer agent for the Series B Preferred Stock, accompanied by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Series B Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued and (ii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion.

       (C) Upon surrender of a certificate representing a share or shares of Series B Preferred Stock for conversion, or provision of the notice of lost, stolen or destroyed certificates and the indemnity agreement, pursuant to
Section 5(A), the Corporation shall, within five (5) Business Days of such surrender, issue and send (with receipt to be acknowledged) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series B Preferred Stock, only part of which are to be converted, the Corporation shall issue and deliver to such holder or such holder's designee a new certificate or certificates representing the number of shares of Series B Preferred Stock which shall not have been converted.

       (D) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Series B Preferred Stock pursuant to Section 5(A) shall be effective as of the earlier of (i) the delivery to such holder or such holder's designee of the certificates representing the shares of Common Stock issued upon conversion thereof, or (ii) immediately prior to the close of business on the day of surrender of the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly assigned or endorsed for conversion (or accompanied by duly executed stock powers relating thereto) as provided in this Certificate of Designation. On and after the effective day of conversion, the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common

Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock of record on any date prior to such effective date.

       (E) In addition, if the average of the Closing Price of the Common Stock for any consecutive ten Trading Days equals or exceeds $20, the Corporation may require the holders of Series B Preferred Stock to convert all, but not less than all, of their shares of Series B Preferred Stock into (i) such number of shares of Common Stock for each share of Series B Preferred Stock being converted equal to the Conversion Ratio plus, (ii) out of funds legally available therefor, an amount equal to all accrued and unpaid dividends on the Series B Preferred Stock to and including the effective date of conversion (a "MANDATORY CONVERSION") by giving notice of the Mandatory Conversion to each holder of Series B Preferred Stock within 45 days following the last day of any such 10 consecutive Trading Days (the "MANDATORY CONVERSION NOTICE"), which notice shall include the dates and Closing Prices during said 10 Trading Day period. The effective date of the Mandatory Conversion shall be the date of the Mandatory Conversion Notice. On the effective date of the Mandatory Conversion, the outstanding shares of Series B Preferred Stock shall be converted automatically into shares of Common Stock as provided in this Section 5(E) without any further action by the holders of shares of Series B Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an indemnity agreement, as provided in Section 5(A). Upon receipt of the Mandatory Conversion Notice, the holders of Series B Preferred Stock shall surrender the certificates representing such shares, or provide the notice that such certificates have been lost, stolen or destroyed and the indemnity agreement, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, as provided in Section 5(A). Thereupon, there shall be issued and delivered to each such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the effective date of the Mandatory Conversion, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's Fair Market Value as of the effective date of the Mandatory Conversion), or, at the option of the Corporation, both, all declared and unpaid dividends on the shares of Series B Preferred Stock being converted, to and including the effective date of such conversion.

       (F) The Corporation shall not be obligated to issue and deliver any fractional share of Common Stock upon any conversion of shares of Series B Preferred Stock, but in lieu thereof shall make an adjustment in respect thereof, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price on the Business Day preceding the effective date of the conversion.

       (G) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of

Series B Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.

       Section 6. REDEMPTION. (A) The Series B Preferred Stock shall be redeemable, in whole or in part, to the extent that the corporation shall have funds legally available therefor, at the option of the Corporation at any time, and from time to time, on or after _____________, 2002, at an amount equal to the Original Issue Price per share of Series B Preferred Stock, plus all accrued and unpaid dividends thereon to the date fixed for redemption (the "REDEMPTION PRICE"). At the Corporation's option, the Redemption Price may be paid by the Corporation in cash and/or by assigning to each holder of shares of Series B Preferred Stock being redeemed the right to receive such holder's Pro Rata Share of the EBITDA Portion until such holder has received an amount which, together with any other cash payments made by the Corporation with respect to such redemption, equals the Redemption Price multiplied by the number of such holder's shares of Series B Preferred Stock subject to such redemption. In the case of the redemption of less than all of the then outstanding Series B Preferred Stock, the Corporation shall effect such redemption pro rata.

       (B) Unless otherwise required by law, notice of redemption pursuant to paragraph (A) of this Section 6 must be made in writing (which may be telexed, telecopied or otherwise delivered) to the holder of Series B Preferred Stock not less than 30 days prior to the redemption date. Such notice shall state:
(i) the redemption date; (ii) the number of and the shares to be redeemed;
(iii) the Redemption Price and the amount thereof representing dividends on the Series B Preferred Stock which will be accrued and unpaid to the date fixed for redemption; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; (vi) the conversion rights of the shares to be redeemed; (vii) the period within which conversion rights may be exercised; and (viii) the Conversion Ratio. Upon surrender of the certificate for any shares so called for redemption and not previously converted (properly endorsed or signed for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the Redemption Price. From and after the date fixed for redemption, unless the Corporation shall default in providing for the payment of the Redemption Price, dividends on shares of Series B Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation will cease, except the right to receive the Redemption Price.

       (C) If on the redemption date under paragraph (A) of this Section 6, funds are not legally available to the Corporation for redemption of the shares of Series B Preferred Stock to be redeemed on such date, the Corporation shall redeem on such redemption date, at the applicable Redemption Price, that number of shares of Series B Preferred Stock which it can lawfully redeem. Upon a failure of the Corporation to redeem shares on a date fixed for redemption, the conversion rights set forth in Section 5(A) hereof with respect to the shares of Series B Preferred Stock which the Corporation shall have failed to so redeem shall be reinstated.

       (D) Notwithstanding any other provision of this Section 6, the rights of each holder of shares of Series B Preferred Stock, including without limitation the right to receive dividends and to convert such shares into Common Stock, shall continue after the giving of notice of redemption by the Corporation until the date of redemption of such shares pursuant to this Section 6.

       Section 7. ANTI-DILUTION ADJUSTMENTS. (A) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purpose of this paragraph (A), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

       (B) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (B) the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

       (C) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which subdivision or combination becomes effective.

       (D) In case the Corporation shall, by dividend or otherwise, distribute to all holders of the Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in paragraph (B) of this Section, excluding any dividend or distribution paid exclusively in cash and excluding any dividend or distribution referred to in
Section 5(A), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the Fair Market Value on such date of the portion of the evidences of indebtedness and assets to be distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such date.

       (E) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of the Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in Section (D) or in connection with a transaction to which Section 7(J) applies) in an aggregate amount that, (i) together with the aggregate amount of (x) any other distributions to all holders of the Common Stock made exclusively in cash (excluding any cash that is distributed as part of a distribution referred to in Section (D) or in connection with a transaction to which Section 7(J) applies) within the 12 months preceding the date fixed for the determination of stockholders entitled to such distribution and in respect of which no Conversion Price adjustment pursuant to Section 7(D) or this Section 7(E) has been made previously and (y) any cash and the Fair Market Value of other consideration payable in respect of any tender offer by the Corporation or a Subsidiary for the Common Stock consummated within the 12 months preceding such distribution exceeds 5% of the product of the Current Market Price on such date of determination times the number of shares of Common Stock outstanding on such date, or (ii) would not constitute a regular quarterly dividend, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be the Current Market Price on such date less the amount of cash to be distributed at such time applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day after such date.

       (F) The Corporation may make such reductions in the Conversion Price, in addition to those required by the above provisions of this Section 7, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

       (G) No adjustment in the Conversion Price shall be required unless such adjustment (plus any other adjustments not previously made by reason of this Section 7(G)) would require an increase or decrease of at least 1% in the Conversion Price; PROVIDED, HOWEVER, that any adjustments which by reason of this paragraph (G) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

       (H)    Whenever the Conversion Price is adjusted as herein provided;

              (i) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for the purpose of conversion of shares and

              (ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared, and as soon as practicable after it is prepared, such notice shall be mailed by the Corporation to all holders of Series B Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

              Failure to give the notice required by this Section 7(H) shall not prejudice the rights of the holders of Series B Preferred Stock contained in this Section 7.

       (I)    In case:

              (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable (x) otherwise than exclusively in cash or (y) exclusively in cash in an amount that would require a Conversion Price adjustment pursuant to Section 7(E); or

              (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding shares of capital stock or options for capital stock issued pursuant to a benefit plan for employees, officers or directors of the Corporation); or

              (iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or of any consolidation. merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required or of the sale or transfer of all or substantially all of the assets of the Corporation; or

              (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

              (v) the Corporation or any Subsidiary shall commence a tender offer for all or a portion of the outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

       then the Corporation shall cause to be filed at each office or agency maintained for conversion of shares, and shall cause to be mailed to all holders of Series B Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation at least 21 days (or 11 days in any case specified in clause (i), (ii) or (iii) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (v) of this Section 7(I).

       (J) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all or the assets of the Corporation, the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible as specified in Section 5, to convert such share only into the kind and amount of securities, cash and other property if any, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "CONSTITUENT PERSON"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("NONELECTING SHARE"), then for the purpose of this Section 7(J), the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). Such right of conversion shall be subject to adjustments which, for events subsequent to the effective date of such consolidation, merger, or sale or transfer of all or substantially all assets, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7(J). The above provisions of this Section 7(J) shall similarly apply to successive consolidations, mergers, sales or transfers.

       Section 8. DEFINITIONS. For purposes of this Certificate of Designation, the following definitions shall apply:

       "AFFILIATE" means, with respect to any Person, a Person which directly or indirectly through on or more intermediaries controls, or is controlled by, or is under common control with, the first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

       "BUSINESS DAY" shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in Houston, Texas or New York, New York are not required to be open.

       "CLOSING PRICE" shall mean the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or if the Common Stock is not traded in the over-the-counter market, the Fair Market Value as of the date of such determination.

       "COMMON STOCK" means the Corporation's Common Stock, par value $.0001 per share, as the same exists at the date of filing of this Certificate of Designation relating to Series B Preferred Stock or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

       "CONVERSION PRICE" for each share of Series B Preferred Stock shall mean $15, subject to adjustment as provided in Section 7 hereof.

       "CONVERSION RATIO" shall mean the quotient of the Original Issue Price divided by the Conversion Price.

       "CURRENT MARKET PRICE" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily Closing Prices for the 10 consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to any of Sections 7(A)-(E) occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (ii) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to any of Sections 7(A)-(E) occurs on or after the "ex" date for the issuance or distribution requiring such computation and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and
(iii) if the "ex" date for the issuance or distribution requiring such computation is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Sections 7(D) or (E), whose determination shall be conclusive and described in a board resolution) of the evidences or indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date.

       "EBITDA" means the net income of the Corporation before interest expense, federal and state income taxes and depreciation and amortization for each calendar quarter as determined from the books and records of the Corporation in accordance with generally accepted accounting principles consistently applied.

       "EBITDA PORTION" means 20% of EBITDA.

       " 'EX' DATE" means (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the last time that tenders may be made pursuant to such tender offer (as it shall have been amended).

       "FAIR MARKET VALUE" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which are publicly traded, the average of the Closing Prices of such shares or securities for each day during the twenty (20) consecutive Trading Days before the day in question. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Corporation or a committee thereof, or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors or such committee, available to make such determination, as determined in good faith by the Board of Directors of the Corporation or such committee. Any determination of Fair Market Value by an investment banking or appraisal firm, the Board of Directors or a committee thereof shall be conclusive and described in a board resolution.

       "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

       "ORIGINAL ISSUE PRICE" for each share of Series B Preferred Stock shall mean $150.

       "PRO RATA SHARE" shall mean for each holder of Series B Preferred Stock, a decimal number equal to the number of shares of Series B Preferred Stock owned by such holder divided by the total number of shares of Series B Preferred Stock outstanding at the time of such determination (excluding any shares of Series B Preferred Stock held in treasury by the Corporation).

       "SERIES A PREFERRED STOCK" shall mean the Series A 10% Convertible Redeemable Preferred Stock of the Corporation, par value $.001 per share.

       "SUBSIDIARY", when used with respect to the Corporation, shall mean a corporation, a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Corporation.

       "TRADING DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are generally not traded on the securities exchange or in the securities market applicable to the Common Stock, or if there is no applicable securities exchange or market, on the New York Stock Exchange.

       Section 9. RANKING: RETIREMENT OF SHARES. (A) The Series B Preferred Stock shall rank as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up senior to the Common Stock and on a parity with the Series A Preferred Stock and all other series of the Corporation's Preferred Stock unless such other series by its terms ranks senior or junior to the Series B Preferred Stock, in which case the terms or such other series will control.

       (B) Any shares of Series B Preferred Stock acquired by the Corporation by reason of the conversion or redemption of such shares as provided by this Certificate of Designation or otherwise so acquired, shall be retired as shares of Series B Preferred Stock.

       Section 10. MISCELLANEOUS. (A) All notices referred to herein shall be in writing, and, unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations, all notices hereunder shall be deemed to have been given if delivered personally or sent by certified mail, telex or telecopy (and promptly confirmed by certified mail, return receipt requested) on the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail with postage prepaid, addressed: (i) if to the Corporation, to its office at 700 Gemini, Suite 100, Houston, Texas 77058 (Attention: Secretary) or to the transfer agent for the Series B Preferred Stock, or other agent of the Corporation designated as permitted by this Certificate of Designation or (ii) if to the holder of the Series B Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or such holder, as the case may be, shall have designated by notice similarly given.

       (B) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

       (C) In the event that the holder of shares of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such shares should be registered or to whom payment upon redemption of shares of Series B Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment in the name of the holder of such Series B Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation or any transfer agent for the Series B Preferred Stock.

       (D) Unless otherwise provided in the Certificate of Incorporation, and as the same may be amended, of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation, or winding up or otherwise made upon the shares of Series B Preferred Stock and any other stock ranking on a parity with the Series B Preferred Stock with respect to such dividend or distribution shall be pro rata, so that amounts paid per share on the

Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series B Preferred Stock and such other stock bear to each other.

       (E) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series B Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series B Preferred Stock.

       (F) The Corporation shall appoint, and from time to time may replace, a conversion agent for the Series B Preferred Stock. Upon any such replacement of the conversion agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series B Preferred Stock.

       (G) In the event that the Series B Preferred Stock shall be registered under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Corporation shall establish appropriate record dates with respect to payments and other actions to be made with respect to the Series B Preferred Stock.

       FURTHER RESOLVED, that the resolutions herein contained shall become effective only on the execution, by each member of the Board of Directors of the Corporation, of that Unanimous Written Consent of Directors of the Corporation dated _____________, 1999, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware."

       IN WITNESS WHEREOF, the undersigned, being the duly elected officers of the Corporation, hereby declare and certify that the facts herein stated are true and accordingly execute this instrument as of this ____ day of _____________, 1999.



                                   OMNILYNX COMMUNICATIONS CORPORATION


                                   By:
                                      ---------------------------------------
                                   Name:
                                      ---------------------------------------
                                   Title:
                                      ---------------------------------------


ATTEST:


--------------------------------
Name:
     ---------------------------
       Secretary